Exhibit 10.16

FIRST AMENDMENT TO INDEPENDENT CONTRACTOR AGREEMENT

This First Amendment (the “Amendment”) to that certain independent contractor agreement between Matador Resources Company, a Texas corporation (“Matador”), acting through its Board of Directors, David F. Nicklin (“Nicklin”) and David F. Nicklin International Consulting, Inc., a California corporation (“Contractor”) dated August 9, 2011 (the “Agreement”) is entered into and effective as of December 1, 2011.

WHEREAS, Matador and Contractor previously entered into the Agreement; and

WHEREAS, Matador and Contractor desire to modify the timing of the increase in the daily rate of the Contractor and to modify the timing of any payment to be made pursuant to Section 12(b) of the Agreement:

NOW, THEREFORE, Matador and Contractor hereby agree to amend the Agreement as follows, effective as of the date hereof:

1. Section 4(a) of the Agreement is restated in its entirety to provide as follows:

Daily Rate. Effective December 1, 2011, Contractor shall receive a daily rate of $1,750 per full business day worked by Contractor for Matador during the Term, payable in accordance with Matador’s then standard practices, which rate shall be pro rated for any partial business day worked for Matador (the “Daily Rate”).

2. Section 12(b) of the Agreement is restated in its entirety to provided as follows:

(b) If Nicklin’s engagement is terminated by Matador for a reason other than as described in Section 12(a) or (c), or is terminated by Nicklin for Good Reason pursuant to Section 10(g), Matador shall (i) pay to Nicklin and Contractor, as the case may be, all Accrued Obligations as required under applicable wage payment laws and in accordance with Matador’s customary payroll practices, plus all accrued and vested compensation under the Incentive Plans, and (ii) subject to Nicklin’s and Contractor’s compliance with Sections 6 and 7, an amount equal to $1,000 per full business day that Nicklin and/or Contractor worked for Matador during the prior twelve (12) months during the Term (or, if terminated prior to the first anniversary of the Effective Date, during the period from the Effective Date through the end of Nicklin’s engagement), payable in a lump sum, subject to Section 14(b), on the sixtieth (60th) day following the Date of Termination, plus all accrued and vested compensation under the Incentive Plans (which shall be payable in accordance with the terms of the applicable Incentive Plan). Nicklin and Contractor shall have no obligation to seek other employment or engagement and any income so earned shall not reduce the foregoing amounts.

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IN WITNESS WHEREOF, Matador, Nicklin and Contractor have duly executed this Amendment to be effective as of the date set forth above.

MATADOR RESOURCES COMPANY

By:	/s/ Joseph Wm. Foran
Joseph Wm. Foran Chairman of Board and Chief Executive Officer

DAVID F. NICKLIN

/s/ David F. Nicklin
David F. Nicklin, individually

DAVID F. NICKLIN INTERNATIONAL CONSULTING, INC.

By:	/s/ David F. Nicklin
David F. Nicklin, President

Address for Notice:

6999 Siena Pl. #218 The Colony Dallas, TX 75056

Signature Page

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